As filed with the Securities and Exchange Commission on April 9, 2018

Registration No. 333-170745

Registration No. 333-149291

Registration No. 333-121551

Registration No. 333-115601

Registration No. 333-102210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170745

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149291

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-121551

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-115601

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-102210

UNDER THE SECURITIES ACT OF 1933

First Acceptance Corporation

(Exact Name of Registrant as specified in its charter)

Delaware	3813 Green Hills Village Drive Nashville, Tennessee 37215	75-13328153
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Michael Bodayle

First Acceptance Corporation

3813 Green Hills Village Drive

Nashville, Tennessee 37215

(615) 844-2800

(Name, address and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by First Acceptance Corporation, a Delaware corporation (“FAC”), successor to Liberte Investors Inc., with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-170745, filed with the Commission on November 19, 2010, pertaining to the registration of shares of common stock issuable under the Registrant’s Employee Stock Purchase Plan;

•	Registration Statement No. 333-149291, filed with the Commission on February 19, 2008, pertaining to the registration of shares of common stock issuable under the Registrant’s Employee Stock Purchase Plan;

•	Registration Statement No. 333-121551, filed with the Commission on December 22, 2004, pertaining to the registration of shares of common stock issuable under the Registrant’s Employee Stock Purchase Plan;

•	Registration Statement No. 333-115601, filed with the Commission on May 18, 2004, pertaining to the registration of shares of common stock issuable or sold under the Registrant’s 2002 Long Term Incentive Plan; and

•	Registration Statement No. 333-102210, filed with the Commission on December 26, 2002, pertaining to the registration of shares of common stock issuable or sold under the Registrant’s 2002 Long Term Incentive Plan, including pursuant an option granted to Donald J. Edwards.

On April 9, 2018, FAC filed a Form 15 with the Commission terminating the registration of its common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The filing of Form 15 also suspends the duty of FAC to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the filing of the Form 15, FAC has terminated any and all offerings of FAC’s securities pursuant to each Registration Statement. Accordingly, FAC hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by FAC in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee, on April 9, 2018.

FIRST ACCEPTANCE CORPORATION

By:	/s/ BRENT GAY
Name: Brent Gay
Title: Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.